Exhibit 99.1


                                                   FOR IMMEDIATE RELEASE
                                                   Contact: Fell Herdeg
                                                   Telephone: 203-846-2274 x 119
                                                   Facsimile: 203-846-1776
                                                   Fell.Herdeg@soundprints.com


TRUDY ANNOUNCES A NET LOSS OF APPROXIMATELY $1.7 MILLION FOR FY 2004

Norwalk, Connecticut, August 6, 2004--Trudy Corporation (OTCBB:TRDY) announced today a net loss of approximately $1.7 million for its fiscal year ended March 31, 2004. For the fiscal year ended March 31, 2003 the loss was $315,000.

Sales net of returns for fiscal year 2004 are expected to be approximately 19% below the comparable figure of $4.4 million for fiscal year 2003 or 12 months ended March 31, 2003 despite the Company's new licensing initiatives aimed at sales to big box stores. Though consolidated gross sales increased in fiscal year 2004 over fiscal year 2003, the Company experienced considerable returns resulting from its continued expansion in the mass market. In addition, Soundprints' sales to retail book stores and more significantly to libraries, library distributors and direct to consumer mail order declined owing to delays in its new title launches and a reduction in spending by states' educational budgets.

The significant increase in the Company's loss for fiscal year 2004 versus the prior fiscal year stemmed from higher reserves for returns, increased write down for inventory obsolescence and a decline in gross margins. In addition, the Company has written off $264,000 in goodwill attributable to the change of ownership of Studio Mouse, LLC as of August 20, 2002.

As a result of the Company's limited resources and temporary reduction in personnel, the Company has been delayed in finalizing the necessary information to file the Company's Annual Report on Form 10-KSB. This is expected to be completed and filed within the next three weeks.

Except for the historical information contained herein, the matters set forth in this press release are forward-looking statements within the meaning of "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially. These forward-looking statements speak only to the date hereof; Trudy Corporation disclaims any intent or obligation to update these forward-looking statements.